Exhibit 10.3

FOURTH AMENDMENT TO LEASE

(Adding Additional Premises)

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is dated as of the 31st day of March, 2014, between NIMBUS CENTER LLC, a Delaware limited liability company (“Landlord”), and CASCADE MICROTECH, INC., an Oregon corporation (“Tenant”).

RECITALS

A. Landlord (as successor-in-interest to OR-Nimbus Corporate Center, L.L.C.) and Tenant are parties to a lease dated as of April 2, 1999 (the “Original Lease”), as amended by First Amendment dated as of January 10, 2007 (the “First Amendment”), Second Amendment dated as of February 25, 2013 (the “Second Amendment”), and Third Amendment dated as of January 23, 2014 (the “Third Amendment”, and together with the Original Lease, First Amendment, and Second Amendment, collectively referred to herein as the “Lease”), pursuant to which Tenant leases from Landlord certain premises (the “Existing Premises”) consisting of the entire building (the “Building 6 Premises”) located at 9100 SW Gemini Drive, Beaverton, Oregon commonly known as Nimbus Building 6 (“Building 6”) , a portion of the building (the “Suite 9500 Premises”) located at 9500 SW Gemini Drive, Beaverton, Oregon commonly known as Nimbus Building 3 (“Building 3”), and portions of the building (the “Suite 9203B Premises”, the “Suites 9225 and 9215 Premises” and the “Suite 9205 Premises”) located at 9203-9215 SW Nimbus Avenue, Beaverton, Oregon commonly known as Nimbus Building 9 (“Building 9”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.

B. The Term expires on December 31, 2019.

C. Landlord and Tenant desire to amend the Lease to provide for: (i) the leasing by Tenant of additional space in Building 3; (ii) modification of Base Rent payable under the Lease; (iii) modification of Tenant’s Proportionate Share of the Project; and (iv) certain other Lease modifications, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Additional Premises. Effective as of the Additional Premises Commencement Date (as defined below), and continuing for the balance of the Term, the space on the first (1st) floor of Building 3 shown outlined on the attached Exhibit A and known as Suite 100A (the “Additional Premises”) shall be added to the premises covered by the Lease. Commencing on the Additional Premises Commencement Date, all references in the Lease and in this Fourth Amendment to the “Premises” shall be deemed to refer to the Existing Premises and the Additional Premises, collectively. Landlord and Tenant hereby stipulate for all purposes of the Lease that the rentable square footage of the Additional Premises is deemed to be 5,120 rentable square feet.

The “Additional Premises Commencement Date” shall mean the date on which Landlord shall deliver the Additional Premises to Tenant in the condition required under Paragraph 4 below. The scheduled Additional Premises Commencement Date is May 1, 2014. If Landlord is unable to deliver possession of the Additional Premises to Tenant on the scheduled Additional Premises Commencement Date for any reason whatsoever, neither this Fourth Amendment nor the Lease shall be void or voidable, nor shall any such delay in delivery of possession of the Additional Premises operate to extend the Term beyond the Termination Date or amend Tenant’s obligations hereunder or under the Lease. Upon either party’s request after the Additional Premises Commencement Date, the parties shall execute a letter confirming the Additional Premises Commencement Date.

2. Base Rent; Additional Premises. Commencing as of the date (the “Additional Premises Rent Commencement Date”) that is the earlier to occur of (i) 90 days following the Additional Premises Commencement Date or (ii) the date Tenant shall commence the conduct of business in the Additional Premises or any portion thereof (the “Additional Premises Rent Commencement Date”), Tenant shall pay Base Rent for the Additional Premises pursuant to the Lease in the following amounts:

Period	Annual Rate Per Square Foot	Monthly Base Rent
The Additional Premises Rent Commencement Date- 04/30/15	$13.00	$5,546.67
05/01/15 – 04/30/16	$13.39	$5,713.07
05/01/16 – 04/30/17	$13.79	$5,883.73
05/01/17 – 04/30/18	$14.20	$6,058.67
05/01/18 – 04/30/19	$14.63	$6,242.13
05/01/19 – 12/31/19	$15.07	$6,429.87

The foregoing Base Rent for the Additional Premises shall be in addition to the Base Rent payable by Tenant for the Existing Premises pursuant to the Lease.

3. Expenses and Taxes; Additional Premises. Effective as of the Additional Premises Commencement Date, and continuing to the Termination Date, the provisions of Section 4 of the First Amendment shall apply to the Additional Premises, and for such purposes, Tenant’s Proportionate Share of the Project shall mean 0.7422% with respect to the Additional Premises. The foregoing Additional Rent for the Additional Premises shall be in addition to the Additional Rent payable by Tenant for the Existing Premises pursuant to the Lease.

4. Landlord Work; Additional Premises. Tenant shall accept the Additional Premises in its as-is condition as of the date of this Fourth Amendment, and, except as provided in the Work Letter attached hereto as Exhibit B (the “Work Letter”), Landlord shall have no obligation to make or pay for any alterations, additions, improvement or renovations in or to the Additional Premises to prepare the same for Tenant’s occupancy. Following the Additional Premises Commencement Date, Tenant shall perform the Additional Premises Tenant Improvements (defined in the Work Letter) as described in the Work Letter.

5. Parking. With respect the Additional Premises, the parking provisions set forth in the Lease shall continue to apply on the terms and conditions set forth therein, except that effective as of the Additional Premises Commencement Date (i) the parking made available to Tenant shall be increased by 20 unreserved parking spaces in the surface parking lot serving Building 3, and (ii) Tenant shall be entitled to the use of such unreserved parking spaces at no additional charge.

6. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Fourth Amendment directly with Shorenstein Realty Services, L.P., on behalf of Landlord, and Cresa Portland, LLC, on behalf of Tenant (collectively, the “Brokers”), and Tenant has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Fourth Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker or salesman other than the Brokers for a commission, finder’s fee or other compensation as a result of Tenant’s entering into this Fourth Amendment.

7. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease or a reservation of or option to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

8. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Fourth Amendment on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Building is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Fourth Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Fourth Amendment, and (d) each person (and all of the persons if more than one signs) signing this Fourth Amendment on behalf of Tenant is duly and validly authorized to do so.

9. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date and year first above written.

LANDLORD:		TENANT:

NIMBUS CENTER LLC,		CASCADE MICROTECH, INC.,
a Delaware limited liability company		an Oregon corporation

By:	/s/ Greg Meyer	By:	/s/ Jeff Killian

Name:	Greg Meyer	Name:	Jeff Killian

Title:	Vice President	Title:	Chief Financial Officer

EXHIBIT B

Work Letter

This Exhibit (the “Work Letter”) is attached to and made a part of the Fourth Amendment to Lease (the “Fourth Amendment”) by and between NIMBUS CENTER LLC, a Delaware limited liability company (“Landlord”), and CASCADE MICROTECH, INC., an Oregon corporation (“Tenant”), for space in the building located at 9500 SW Gemini Drive, Beaverton, Oregon commonly known as Nimbus Building 3. Capitalized terms used but not defined herein shall have the meanings set forth in the Amendment.

1. Landlord shall perform improvements to the Additional Premises in accordance with the following work list (the “Work List”) using Building standard methods, materials and finishes. The improvements to be performed in accordance with the Work List are hereinafter referred to as the “Landlord Work.” Landlord and Tenant agree that Landlord shall pay for the cost of the Landlord Work. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

WORK LIST

ITEM

Construct a demising wall between the Additional Premises and the adjacent Suite 120 and separate the necessary utilities (including electrical and HVAC) in the Additional Premises from the adjacent Suite 120 to establish separate suites for the Additional Premises and Suite 120 as determined by Landlord in Landlord’s reasonable discretion.

2. Tenant, following the Additional Premises Commencement Date, shall have the right to perform alterations and improvements to the Additional Premises (the “Additional Premises Tenant Improvements”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Additional Premises Tenant Improvements unless and until Tenant has complied with all of the terms and conditions of Section 9 of the Original Lease, including, without limitation, approval by Landlord of the final plans for the Additional Premises Tenant Improvements and the contractors to be retained by Tenant to perform such Additional Premises Tenant Improvements. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with laws, functionality of design, the structural integrity of the design, the configuration of the Additional Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of final plans for the Additional Premises Tenant Improvements and the contractors to perform the Additional Premises Tenant Improvements shall not be unreasonably withheld, conditioned or delayed. The parties agree that Landlord’s approval of the general contractor to perform the Additional Premises Tenant Improvements shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of the Lease, (iii) does not have the ability to be bonded for the work, or (iv) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exhaustive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. Tenant shall not be required to remove the demising wall between the Additional Premises and the adjacent Suite 120 upon the expiration of the Term.

3. Landlord agrees to contribute the sum of $104,960.00 (i.e., $20.50 per rentable square foot of the Additional Premises) to be applied toward the cost of the Additional Premises Tenant Improvements (the “Additional Premises Allowance”). The Additional Premises Allowance shall be paid to Tenant in 1 disbursement within 30 days after completion of the Additional Premises Tenant Improvements and Landlord’s receipt of the following documentation: (i) general contractor and architect’s (if an architect is required) completion affidavits, (ii) full and final waivers of lien, (iii) receipted bills covering all labor and materials expended and used, (iv) as-built plans of the Additional Premises Tenant Improvements, and (v) the certification of Tenant and its architect (if an architect is required) that the Additional Premises Tenant Improvements have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable Laws. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Additional Premises Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

4. Any portion of the Additional Premises Allowance which exceeds the cost of the Additional Premises Tenant Improvements or is otherwise remaining after December 31, 2014 shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. In the event the cost of the Additional Premises Tenant Improvements exceeds the Additional Premises Allowance, Tenant shall pay all such excess costs after the full amount of the

Additional Premises Allowance has been disbursed hereunder directly to Tenant’s contractor or subcontractor or suppliers involved and shall furnish to Landlord copies of receipted invoices therefor and such waivers of lien rights as Landlord may reasonably require.

5. In no event shall the Additional Premises Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Additional Premises Tenant Improvements and/or Additional Premises Allowance.

6. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.